SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                ZYGO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

         -------------------------------------------------------

     3)  Filing Party:

         -------------------------------------------------------

     4)  Date Filed:

         -------------------------------------------------------

                                ZYGO CORPORATION
                                LAUREL BROOK ROAD
                         MIDDLEFIELD, CONNECTICUT 06455

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD NOVEMBER 13, 1997

     The Annual Meeting of Stockholders of Zygo Corporation will be held at the Hotel Inter-Continental New York, 111 E. 48th Street, New York, New York, on November 13, 1997, at 10:00 a.m. local time, for the following purposes:

     1.   To elect nine directors for the ensuing year.

     2. To consider and vote upon a proposal to amend the Company's Amended and Restated Non-Qualified Stock Option Plan to increase the number of shares of Common Stock authorized for issuance under the Plan from 2,850,000 to 3,350,000 shares.

     3. To act upon any other matter that may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on September 22, 1997 are entitled to notice of and to vote at the meeting.

                                            By Order of the Board of Directors

                                            Paul Jacobs,

                                            Secretary

October 8, 1997

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

--------------------------------------------------------------------------------

     Please fill in, date, sign, and return your proxy promptly in the enclosed stamped envelope whether or not you plan to be present at the meeting. You may still vote in person if you attend the meeting.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                ZYGO CORPORATION
                                LAUREL BROOK ROAD
                         MIDDLEFIELD, CONNECTICUT 06455

                                 PROXY STATEMENT

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 13, 1997

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of Common Stock, par value $.10 per share (the "Common Stock"), of Zygo Corporation (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on November 13, 1997, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the meeting.

     Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about October 8, 1997, and will be solicited chiefly by mail; however, certain officers, directors, and employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram, or other personal contact. All solicitation expenses, including costs of preparing, assembling, and mailing proxy material, will be borne by the Company.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to approve Proposals No. 1 and No. 2 as set forth herein and in the accompanying Notice of Annual Meeting of Stockholders and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on September 22, 1997 are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On September 22, 1997, there were 10,914,422 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, and entitled to vote, will constitute a quorum at the Annual Meeting.

                 PROPOSAL NO. 1--ELECTION OF BOARD OF DIRECTORS

     Nine directors (constituting the entire Board) are to be elected at the Annual Meeting. The enclosed proxy, unless otherwise specified, will be voted to elect as directors the nine nominees named below, all of whom are presently directors of the Company. Each director elected will hold office until the next Annual Meeting of Stockholders. The affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy shall be required for the election of the directors. Shares of Common Stock held by stockholders present in person at the Annual Meeting that are not voted for a nominee or shares held by stockholders represented at the Annual Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not affect the election of the nominees receiving the plurality of votes.

     Each proxy received will be voted "FOR" the election of the nominees named below unless otherwise specified in the proxy.

     All nominees have consented to serve as directors. If a nominee should not be available for election as contemplated, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.


                                                                                           Common Stock deemed
                                                                                          beneficially owned at
                                                                                           August 31, 1997 (a)
                                                                                          ---------------------
                                  Principal occupation
                                 during past five years                                  Number          % of
                                     and certain other                      Director      of            Common
       Name                           directorships                Age       since       shares          Stock
       ----                      ---------------------             ---      --------     ------         ------
Paul F. Forman            Chairman from June 1970 and, from June    63       1970      416,020 (b)       3.8%
                          1970 to August 1993, Chief Executive
                          Officer and from June 1970 to November
                          1993, Treasurer; and, from February 1992
                          to November 1993, Secretary of the
                          Company.


Michael R. Corboy         President and Chief Executive Officer of  67       1993       60,000 (c)        .5%
                          Corboy Investment Company since January
                          1992; Director of Wyle Electronics and
                          Acquinas Funds, Inc.

Seymour E. Liebman        Executive Vice President and General      48       1993       45,000 (d)        .4%
                          Counsel of Canon U.S.A., Inc. since
                          February 1996; from January 1992 until
                          January 1996, Senior Vice President
                          Finance and General Counsel of Canon
                          U.S.A., Inc; Director of Energy
                          Conversion Devices, Inc.

Robert G. McKelvey        Chairman and President of George          60       1983      104,070 (e)       1.0%
                          McKelvey Co., Inc. (Investment Advisor
                          and Securities Broker-Dealer) for more
                          than the last five years.



                                                                                              Common Stock deemed
                                                                                             beneficially owned at
                                                                                              August 31, 1997 (a)
                                                                                             ---------------------
                                  Principal occupation
                                 during past five years                                        Number          % of
                                   and certain other                           Director         of            Common
       Name                           directorships                   Age       since          shares          Stock
       ----                      ---------------------                ---      --------        ------         -------
Paul W. Murrill            Professional Engineer for more than the     63        1993         58,500 (f)         .5%
                           last five years; Director of Entergy
                           Corporation, Tidewater, Inc.,ChemFirst,
                           Piccadilly Cafeterias, Inc., Howell
                           Corporation, and various foundations and
                           public service organizations.

John R. Rockwell           Retired senior executive since 1990;        69        1996         32,000 (g)         .3%
                           Director of Advo, Inc., Tom's of Maine
                           Inc. and Forum Corporation.

Robert B. Taylor           Vice President and Treasurer of Wesleyan    50        1988         49,500 (h)         .5%
                           University since April 1985; Director of
                           Middlesex Mutual Assurance Co. and
                           Citizens Bank of Connecticut.

Gary K. Willis             President and Chief Executive Officer of    52        1992        400,500 (i)        3.6%
                           the Company since August 1993; from
                           February 1992 until August 1993, Chief
                           Operating Officer of the Company.
                           Director of Rofin-Sinar Technologies, Inc.

Carl A. Zanoni             Vice President, Research, Development       56        1970        556,700 (j)        5.1%
                           and Engineering of the Company since
                           April 1992.

All directors and officers
as a group, including those
named above (14 in all)                                                                    2,346,374 (k)       20.0%
                                                                                         (Footnotes on following page)


----------------

(a) The persons named and all directors and officers as a group in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except for shares which can be acquired by the exercise of stock options.

(b) Includes options to purchase 70,500 shares of Common Stock which are exercisable within 60 days.

(c) Includes options to purchase 57,000 shares of Common Stock which are exercisable within 60 days.

(d) Includes options to purchase 45,000 shares of Common Stock which are exercisable within 60 days. Does not include 1,210,410 shares owned by Canon Inc.

(e) Includes options to purchase 45,000 shares of Common Stock which are exercisable within 60 days.

(f) Includes options to purchase 57,000 shares of Common Stock which are exercisable within 60 days.

(g) Includes options to purchase 25,000 shares of Common Stock which are exercisable within 60 days.

(h) Includes options to purchase 45,000 shares of Common Stock which are exercisable within 60 days.

(i) Includes options to purchase 202,500 shares of Common Stock which are exercisable within 60 days.

(j) Includes options to purchase 117,000 shares of Common Stock which are exercisable within 60 days.

(k) Includes options to purchase 859,424 shares of Common Stock which are exercisable within 60 days.

     Twelve meetings of the Board of Directors were held in fiscal 1997.

     The Board of Directors has an Audit Committee, Compensation and Stock Option Committee, and Nominating Committee to assist it in the discharge of its responsibilities.

     The Audit Committee reviews the scope, plan, and results of the annual audit, any non-audit services provided by the independent public accountants, the procedures and policies with respect to internal accounting controls, and recommends the firm to be employed as independent auditors. Four meetings of the Audit Committee were held in fiscal 1997. Messrs. Murrill, Rockwell, and Taylor are the members of the Audit Committee.

     The Compensation and Stock Option Committee determines or recommends the compensation of certain executive officers and key employees, is empowered to grant stock options to key employees and directors of the Company under the Company's Amended and Restated Non-Qualified Stock Option Plan (the "Non-Qualified Plan"), and recommends to the Board amendments to existing employee benefit plans and adoption of any new benefit plans. Messrs. Corboy, Liebman, and McKelvey are the members of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee met two times and acted six times by unanimous written consent during fiscal 1997.

     The Nominating Committee considers candidates (and potential candidates) for the office of director of the Company, who are brought to its attention from whatever source, and recommends to the full Board the names of those persons, willing to serve, whom they believe it will be in the Company's overall best interest to have fill any available vacancy or vacancies. Stockholders who wish to propose director candidates for consideration by the Nominating Committee may do so by writing to the Company's Secretary, giving the candidate's name, biographical data and qualifications. Messrs. Willis, Liebman and Rockwell are the members of the Nominating Committee. No formal meetings of the Nominating Committee were held during fiscal 1997 as the entire Board addressed this task at its meetings.

     Each director attended at least 75% of the total number of meetings held during fiscal 1997 of the Board and Committees on which he served.

     Effective March 11, 1997, each director who is not a full-time employee of, or consultant to the Company (a "Non-Employee Director") receives a meeting fee of $1,500 per meeting attended, whether board or committee, in person or by telephone. Pursuant to the Zygo Corporation Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan"), each Non-Employee Director has been granted an option to purchase 37,500 shares of Common Stock, vesting at 7,500 shares per year, exercisable at the fair market value of a share of Common Stock on the date of grant. The Non-Employee Director Plan further provides that an option to purchase 25,000 shares of Common Stock automatically will be granted to each person who is subsequently elected to the Board of Directors (and, who is on such election, a Non-Employee Director) at the time of such election, and to each Non-Employee Director (including presently existing Non-Employee Directors) on the fifth anniversary of the date on which an option was previously granted to that Non-Employee Director, provided that he has continuously served as a director of the Company through such fifth anniversary. Each Non-Employee Director also is reimbursed for out-of-pocket expenses incurred as a result of attendance at a board or committee meeting. No additional fees are paid for committee participation or special assignments. In addition, in September 1996, Mr. Rockwell received a special one-time grant of an option to purchase 20,000 shares of Common Stock, vesting at 10,000 shares per year, exercisable at the fair market value of a share of Common Stock on the date of grant. In addition, effective July 1, 1994, Paul F. Forman receives an annual retainer of $20,000 for his participation on the Board of Directors.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended June 30, 1997, the Compensation Committee consisted of Messrs. Seymour E. Liebman, Michael R. Corboy, and Robert G. McKelvey. Mr. Liebman is the Executive Vice President and General Counsel of Canon U.S.A., Inc., an affiliate of Canon Inc. ("Canon"). Canon Sales Co., Inc., a subsidiary of Canon, acts as a distributor of certain of the Company's products in Japan. Sales to Canon and Canon Sales Co., Inc. aggregated approximately $17,564,000 for fiscal 1997. Selling prices were based, generally, on the normal terms given to domestic distributors. In addition, the Company and Canon have entered into agreements providing for confidential exchanges of certain technology. See "Certain Relationships and Related Transactions" later in this Proxy Statement.

                             EXECUTIVE COMPENSATION

         The following table contains information concerning the cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chief Executive Officer of the Company during the 1997 fiscal year and the other four most highly compensated executive officers of the Company ("named executives") whose cash compensation exceeded $100,000 for the year ended June 30, 1997 for services in all capacities to the Company.


                           SUMMARY COMPENSATION TABLE

                                                                                             Long-Term
                                                 Annual Compensation                      Compensation
                                  -----------------------------------------------  ----------------------------
                                                                      Other  (1)                     All (2)(3)
Name & Principal Position                                              Annual         Number of        Other
Held During Fiscal 1997           Year       Salary         Bonus    Compensation   Stock Options  Compensation
-----------------------           ----       ------         -----    ------------   -------------  ------------
Gary K. Willis                    1997      $208,368      $79,455      $10,800            --         $39,968
President and Chief               1996      $201,253      $79,950      $10,800            --         $27,592
Executive Officer, Director       1995      $186,923      $45,600      $10,800         45,000        $ 5,900

William H. Bacon (4)              1997      $ 86,774      $19,404      $10,800            --         $17,861
Vice President, Director of       1996      $ 83,908      $21,840      $ 4,985            --         $15,597
Corporate Quality                 1995      $ 78,591      $14,256          --          15,000        $ 2,882

Mark J. Bonney                    1997      $155,488      $39,617      $10,800            --         $30,492
Vice President, Finance and       1996      $146,257      $39,000      $10,800            --         $26,500
Administration, Treasurer,        1995      $133,742      $32,400      $10,800         30,000        $ 4,573
Chief Financial Officer

Robert A. Smythe (4)              1997      $111,396      $24,628      $10,800            --         $22,267
Vice President, Director of       1996      $107,983      $28,600      $ 4,985            --         $19,830
Sales and Marketing               1995      $100,769      $15,364          --          15,000        $ 2,958

Carl A. Zanoni                    1997      $168,707      $40,666      $10,800            --         $32,861
Vice President, Research,         1996      $161,444      $42,575      $10,800            --         $27,274
Development and Engineering,      1995      $153,317      $37,080      $10,800         30,000        $ 5,816
Director


--------------

(1) Amounts paid as automobile allowance.

(2) Includes aggregate amounts of $38,440, $16,801, $28,764, $20,913, and
$31,133 in fiscal 1997, $25,792, $14,589, $24,745, $18,534, and $25,474 in
fiscal 1996, and $4,100, $2,489, $2,974, $2,454, and $4,023 in fiscal 1995 paid or contributed on behalf of Messrs. Willis, Bacon, Bonney, Smythe and Zanoni, respectively, under the Company's Defined Contribution Profit Sharing Plan. Contributions made under the profit sharing component of the Plan are determined annually by the Board of Directors, based on each employee's compensation, and vest at the rate of 20% per year of service to the Company. Employees are fully vested in contributions made in the discretion of the Company under the 401(k) component of the Plan.

(3) Includes $1,728, $1,060, $1,728, $1,354, and $1,728 in fiscal 1997, $1,800,
$1,008, $1,755, $1,296, and $1,800 in fiscal 1996, and $1,800, $393, $1,599,
$504, and $1,793 in fiscal 1995 for Messrs. Willis, Bacon, Bonney, Smythe and Zanoni, respectively, representing the value of life insurance provided to the named executives.

(4) Messrs. Bacon and Smythe became officers of the Company on January 15, 1996.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The Company did not grant any options to the named executives during the fiscal year ended June 30, 1997.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                Number of                    Value of
                                                         Unexercised  Options at       In-the-Money Options
                                                              June 30, 1997              at June 30, 1997
                                                       --------------------------    ---------------------------
                               Shares
                             Acquired      Value
Name                        on Exercise  Realized      Exercisable  Unexercisable    Exercisable   Unexercisable
----                        -----------  --------      -----------  -------------    -----------   -------------
Gary K. Willis                    0         0            172,500       52,500        $4,915,650      $1,509,375
William H. Bacon                  0         0             28,500       15,000        $  825,143      $  431,250
Mark J. Bonney                    0         0             81,750       44,250        $2,362,373      $1,275,203
Robert A. Smythe                  0         0             27,299       17,625        $  786,346      $  506,719
Carl A. Zanoni                    0         0             96,750       35,250        $2,803,823      $1,013,438



                        COMMITTEE REPORT TO STOCKHOLDERS

     The report of the Compensation and Stock Option Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation and Stock Option Committee is comprised of three non-employee directors. As members of the Compensation Committee, it is our responsibility to determine the most effective total executive compensation strategy based on the Company's business and consistent with stockholders' interests. Our specific duties entail reviewing the Company's compensation practices and determining or recommending compensation for certain executive officers and key employees.

COMPENSATION PHILOSOPHY

     The Company believes that a strong, explicit link should exist between executive compensation and the value delivered to stockholders. This belief has been adhered to by developing both short-term and long-term incentive pay programs which provide competitive compensation and mirror Company performance. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's strategy, to link executive and stockholder interests through equity-based plans and to provide a compensation package that recognizes individual contributions as well as overall business results.

     Pay Mix and Measurement. The Company's executive compensation is based on three components, base salary, short-term incentives, and long-term incentives, each of which is intended to serve the overall compensation philosophy. In awarding salary increases and bonuses, the Compensation and Stock Option Committee did not relate the various elements of corporate performance to each element of executive compensation. Rather, the Compensation and Stock Option Committee considered whether the compensation package as a whole adequately compensated each executive for the Company's performance and an executive's contribution to such performance.

     Base Salary. Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies. Annual salary adjustments are determined by evaluating overall Company performance and the performance of each executive officer taking into account new responsibilities. Individual performance ratings take into account such factors as achievement of the operating plan and attainment of specific individual objectives.

     Short-Term Incentives. At the start of each fiscal year, target levels of financial performance are established by senior management of the Company during the budgeting process and approved by the Board of Directors. An incentive award opportunity is established for each employee based on the employee's level of responsibility, potential contribution, the success of the Company, and competitive considerations.

     The employee's actual award is determined at the end of the fiscal year based on the Company's achievement of its pretax profit and revenue goals and an assessment of the employee's individual performance, including contributions in a number of specific areas, such as quality, customer satisfaction, innovation, and efficiency. All awards made to senior executives are approved by the Compensation and Stock Option Committee.

     Long-Term Incentives. Stock options are granted from time to time to reward key employees' contributions. The grant of options is based primarily on a key employee's potential contribution to the Company's growth and profitability. Options are granted at the prevailing market value of the Company's Common Stock and will only have value if the Company's stock price increases. Generally, grants of options vest in equal amounts over four or five years and the individual must continue to be employed by the Company for such options to vest.

1997 COMPENSATION TO CHIEF EXECUTIVE OFFICER

     The compensation of Mr. Willis, the Chief Executive Officer of Zygo, has been determined and adjusted on the same basis as used for all executives as described above. During fiscal 1997, Mr. Willis received salary payments totaling $208,368, a 3.5% increase over that received in fiscal 1996. Mr. Willis also earned a $79,455 bonus under Zygo's Management Incentive Plan for attaining certain predetermined financial and nonfinancial objectives in fiscal 1997. During fiscal 1997, Mr. Willis was not granted any options to purchase shares of the Company's Common Stock in accordance with the decision of the then Amended and Restated Non-Qualified Stock Option Plan Committee in fiscal 1995, in order to incentivize management to aggressively pursue increased shareholder value, to grant options to senior management, including Mr. Willis, for an increased number of shares of Common Stock and to forgo option grants to these individuals for the next two years.

     The Compensation and Stock Option Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Compensation and Stock Option Committee believes that compensation levels during 1997 adequately reflect the Company's compensation goals and policies.

                                COMPENSATION AND STOCK OPTION COMMITTEE

                                Michael R. Corboy
                                Seymour E. Liebman
                                Robert G. McKelvey

                                PERFORMANCE GRAPH

     The Stock Price Performance graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares cumulative total return of the Company's Common Stock with the cumulative total return of (i) the Nasdaq National Market--U.S. Index and (ii) a group of peer companies weighted to reflect differing market capitalizations. Companies in the peer group are ADE Corp., Cyberoptics Corp., Galileo Electro-Optics Corp., KLA-Tencor Corp., Medar, Inc., Nanometrics, Inc., Optical Coating Laboratory, Inc., Perceptron, Inc., Robotic Vision Systems, Inc., and Tinsley Laboratories, Inc.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
            AMONG ZYGO CORPORATION, THE NASDAQ STOCK MARKET-US INDEX
                                AND A PEER GROUP

                        GRAPHICAL REPRESTATION OF CHART


                                         Cumulative Total Return
                               ------------------------------------------------=
                               6/92     6/93     6/94     6/95     6/96     6/97

ZYGO CORP            ZIGO      100      120      113      587      1141     1604

PEER GROUP           PPEER1    100      144      256      522       463      666

NASDAQ STOCK
 MARKET (U.S.)       INAS      100      126      127      169       218      265

                       OTHER AGREEMENTS AND OTHER MATTERS

     In March 1995, Mr. Willis's employment agreement with the Company was amended, effective October 1994, to increase the annual base salary payable to Mr. Willis to $190,000 from $175,000, and to increase the monthly automobile allowance from $600 to $900. In March 1996, Mark J. Bonney's employment agreement was amended to increase his annual base salary to $150,000 from $135,000, and to increase the monthly automobile allowance from $600 to $900. The amended agreements further authorize the Board at its discretion to increase Messrs. Willis and Bonney's respective salary as appropriate and to automatically extend the term of the employment agreements for successive one year periods, unless either the Company or Mr. Willis, or the Company or Mr. Bonney, as applicable, gives the other notice of termination at least 30 days prior to the end of that contract year, and provides for certain severance payments.

     The amended employment agreements grant to each of Messrs. Willis and Bonney a severance package to cover them in the event the Company terminates his employment (other than for justifiable cause, disability, or death) with the Company. Under the package, Messrs. Willis and Bonney would be provided with their base salary from the time of their involuntary termination to 12 months and 6 months thereafter, respectively. In addition, in the event they resign within 90 days of a "Change in Control", as defined, of the Company, the amendments provide for the continued payment of their respective salaries for a one-year period. The amended severance coverage for Mr. Willis is in addition to
(i) the automatic vesting of all stock options to purchase shares of the Company's Common Stock then held by Mr. Willis and (ii) the continuation, for a period of the lesser of three years or until covered by another plan, of all existing health insurance, dental coverage, life insurance, AD&D and long-term disability coverage then in effect for Mr. Willis (provided that during the applicable period in which benefits are being paid by the Company, Mr. Willis agrees to maintain a consulting relationship with the Company which will not interfere with other obligations of Mr. Willis), previously provided for in the event of a Change in Control of the Company. The amended severance coverage for Mr. Bonney is in addition to the continuation, for a period of the lesser of one year or until covered by another plan, of all existing health insurance, dental coverage, life insurance, AD&D and long term disability coverage in effect for Mr. Bonney at the time of termination (or the funds necessary to obtain reasonably equivalent coverage to the extent the Company's benefit programs do not provide for such continuation of benefits), previously provided for in the event of a Change in Control of the Company.

     In August 1993, the Company entered into a Services Agreement with Paul F. Forman providing for the retention of Mr. Forman as an executive officer of the Company through the end of the 1994 fiscal year and thereafter as a consultant to the Company for an additional five years. Pursuant to his Agreement, Mr. Forman received salary payments of $148,271 for the year of employment and a one-time payment of $149,500 upon his termination from active employment, and receives a $20,000 retainer for board service for each of the five years of his consultancy plus 80%, 60%, 40%, and 20% of his salary at June 30, 1994, for each of the first through fourth years of his consultancy, respectively. The Services Agreement further provided that all outstanding unvested stock options from the Company to Mr. Forman vested effective at the conclusion of the fiscal year ended June 30, 1994 (options for 20,475 shares of Common Stock at June 30,
1994). The Agreement is terminable (with all payment obligations thereunder terminating) by Mr. Forman, at any time, and by the Company upon the death or disability of Mr. Forman or for justifiable cause (as defined in the Agreement); except that if the Agreement terminates as a result of the death or disability of Mr. Forman, he (or his estate) will be entitled to receive the lesser of twice his June 30, 1994, salary or the aggregate remaining compensation payments otherwise required to be made under the Agreement. In December 1996, the Company entered into an amendment agreement with Mr. Forman, providing for the extension of the term of the existing Services Agreement until September 30, 1999, with Mr. Forman receiving annually for the last 15 months of the amended Services Agreement 20% of his salary at June 30, 1994 (in addition to the retainer previously provided for).

     The Services Agreement, which contains certain restrictions on soliciting employees and others and is coexistent with a non-competition agreement between Mr. Forman and the Company, replaces the Confidentiality and Non-Competition Agreement, dated October 25, 1983, entered into between Mr. Forman and the Company. Pursuant to the Confidentiality and Non-Competition Agreement, upon the involuntary termination of his employment by the Company without cause, Mr. Forman was entitled to receive, for each of the five years from the termination of his employment, an amount equal to the highest annual compensation (salary plus bonus) received by him at any time during that termination year or any of the three years immediately preceding his termination, increasing each of the five years by 12% or, if greater, the consumer price index increase for that year.

     In August 1996, the Company completed the acquisition of its now subsidiary, Technical Instruments Company ("TIC"), for approximately $11.7 million in cash and shares of Common Stock valued at $3 million. Francis E. Lundy, the principal shareholder of TIC, and persons associated with Mr. Lundy, received approximately 85% of the consideration paid by the Company in the transaction as their pro rata percentage. Additionally, in connection with the transaction, Mr. Lundy entered into a three year employment agreement with TIC providing for, among other things, an annual salary of not less than $150,000. In August of 1997, Mr. Lundy was elected a Vice President of the Company.

     During the fiscal year ended June 30, 1997, the Company made purchases of approximately $1.6 million from Technical Instrument San Francisco, an entity principally owned by Francis E. Lundy. The purchases were made, generally, on the Company's standard trade terms.

     In September 1996, the Company completed the acquisition of its now subsidiary, NexStar Corporation ("NexStar"), for approximately 250,000 shares of Common Stock. Ahmad Akrami, the principal shareholder of NexStar, received approximately 35% of the consideration paid by the Company in the transaction as his pro rata percentage. Additionally, in connection with the transaction, Mr. Akrami entered into a three year employment agreement with NexStar providing for, among other things, an annual salary of not less than $125,000. In August of 1997, Mr. Akrami was elected a Vice President of the Company.

     Michael R. Corboy, a Director of the Company, inadvertently failed to timely file a Form 4 in March 1997 relating to shares donated to a charitable remainder trust. Mr. Corboy is currently in compliance with his reporting obligations.

     John R. Rockwell, a Director of the Company, inadvertently failed to timely file a Form 4 in September 1996 upon the granting of stock options under the Non-Employee Director Stock Option Plan. Mr. Rockwell is currently in compliance with his reporting obligations.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Canon Sales Co., Inc., a subsidiary of Canon, acts as a distributor of certain of the Company's products in Japan. (See "Compensation Committee Interlocks and Insider Participation" earlier in this Proxy Statement.)

     On November 30, 1993, in connection with the termination of a certain Stockholders' Agreement, Canon, Wesleyan University, Paul F. Forman, Carl A. Zanoni, Sol F. Laufer (collectively, the "Principal Stockholders"), and the Company entered into a Registration Rights Agreement. In general, the Registration Rights Agreement grants to each of the Principal Stockholders the right, until November 30, 1998, to have his or its shares of Common Stock included in any registered public offering of the Company's securities. There was no registered public offering of the Company's securities during the fiscal year ended June 30, 1997.

                             PRINCIPAL STOCKHOLDERS

     The only stockholders who, as of August 31, 1997, have advised the Company that they beneficially own (because of sole or shared voting or investment power) more than 5% of the Company's outstanding Common Stock are set forth below. Such beneficial owners have sole voting and investment power with respect to the shares of Common Stock shown as owned by them, except for shares which can be acquired by the exercise of options.

                                                                     Percent of
Name and Address                                Number of Shares    Common Stock
----------------                                ----------------    ------------
Kopp Investment Advisors, Inc.                    1,433,124(1)          13.2%
6600 France Avenue South
Suite 672
Edina, Minnesota 55435

Canon Inc.                                        1,210,410             11.1%
Shinjuku Dai-Ichi Seimei Building
Tokyo 160, Japan

Crestone Capital Management                         557,170(1)           5.1%
7720 East Bellview Ave.
Suite 220
Englewood, Colorado  80111

Carl A. Zanoni                                      556,700(2)           5.1%
99 Long Hill Road
Middlefield, Connecticut 06455

-------

(1)  Information derived from Carsons, I/B/E/S, updated September 2, 1997

(2) Includes options to purchase 117,000 shares of Common Stock which are exercisable within 60 days.


            PROPOSAL NO. 2--ADOPTION OF AN AMENDMENT TO THE COMPANY'S
              AMENDED AND RESTATED NON-QUALIFIED STOCK OPTION PLAN

     The Board of Directors has determined that it would be in the best interests of the Company to further amend the Amended and Restated Non-Qualified Stock Option Plan (the "Non-Qualified Plan") to provide that the number of shares of Zygo Common Stock for which stock options (the "Stock Options") may be granted pursuant to such Plan be increased from 2,850,000 shares to 3,350,000 shares. As of September 22, 1997, Stock Options to purchase 1,559,574 shares, in the aggregate, granted pursuant to the Non-Qualified Plan were outstanding, and Stock Options to purchase 439,840 shares remained available for future grant thereunder. The proposed amendment would make 500,000 additional shares available for issuance upon exercise of Stock Options granted under the Non-Qualified Plan. The Board of Directors believes that an increase in the number of Stock Options available for grant pursuant to the Non-Qualified Plan is necessary in order to provide the Company with an effective incentive to attract and retain key employees.

     The Non-Qualified Plan is administered by a committee of at least two members of the Board of Directors, chosen by the Board of Directors. The Committee presently consists of Messrs. Corboy, Liebman, and McKelvey. Each member of the Committee is a "disinterested person", as defined in Rule 16b-3 of the Exchange Act. Subject to the provisions of the Non-Qualified Plan, the Committee has the authority to determine the individuals to whom stock options will be granted, the number of shares to be covered by each option, the option price, the option period, the vesting restrictions, if any, with respect to the exercise of the option, and other terms and conditions.

     The terms and conditions of each option granted under the Non-Qualified Plan must be set forth in a Stock Option Agreement issued by the Company to the optionee. Potential optionees under the Non-Qualified Plan consist of present or future key employees of the Company or a subsidiary of the Company and of directors of the Company, whether or not they are employees of the Company. Any such Stock Option Agreement must include certain provisions, including that (i) the full purchase price of shares purchased under the option will be paid upon exercise thereof, (ii) the option expire not later than ten years from the date the option is granted, or prior thereto, if the optionee ceases to be employed by the Company or a subsidiary thereof (otherwise than by reason of the optionee's death) unless extended by the Committee acting in its sole discretion (provided that no such extension shall result in an option having a term greater than ten years), and (iii) the option shall not be transferable other than by will or by the laws of descent and distribution and is exercisable during the lifetime of the optionee only by him or her.

     The Board may amend or terminate the Non-Qualified Plan, provided that any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Non-Qualified Plan (except anti-dilution adjustments), materially increase the benefits under the Non-Qualified Plan, or modify the class of persons eligible to receive options under the Non-Qualified Plan is subject to the approval of the stockholders.

     The table below indicates stock options which have been granted during the 1997 fiscal year under the Non-Qualified Plan to (i) each person named in the Summary Compensation Table appearing earlier in this Proxy Statement, (ii) all current executive officers of the Company as a group, (iii) all current directors of the Company who are not executive officers of the Company as a group and, (iv) all employees of the Company, including all current officers of the Company who are not executive officers of the Company, as a group:


       NON-QUALIFIED STOCK OPTION PLAN BENEFITS GRANTED DURING FISCAL 1997

Name and Position                           Dollar Value ($)    Number of Shares
-----------------                           ----------------    ----------------

Gary K. Willis, President and                        $0                 0
Chief Executive Officer, Director

William H. Bacon, Vice President,                      0                0
Director of Corporate Quality

Mark J. Bonney, Vice President,                        0                0
Finance and Administration, Treasurer
and Chief Financial Officer

Robert A. Smythe, Vice President,                      0                0
Director of Sales and Marketing

Carl A. Zanoni, Vice President,                        0                0
Research, Development and
Engineering, Director

Executive Officers as a Group                          0           80,000

Non-Executive Officer Director Group                   0           20,000

Non-Executive Officer Employee Group                   0          302,500

FEDERAL INCOME TAX CONSEQUENCES

     An optionee does not realize taxable income upon the grant of an option. In general, an optionee realizes ordinary income when the option is exercised (assuming the stock acquired is either transferable or not subject to a substantial risk of forfeiture) equal to the excess of the value of the stock over the exercise price (i.e., the option spread), and the Company receives a corresponding deduction. Upon a later sale of the stock, the optionee realizes capital gain or loss equal to the difference between the selling price and the value of the stock at the time the option was exercised.

     Accordingly, the Board of Directors recommends that the stockholders approve the following resolution:

          RESOLVED, that the total number of shares of the Corporation's Common Stock which may be issued under the Corporation's Amended and Restated Non-Qualified Stock Option Plan ("The Non-Qualified Plan") shall be increased to 3,350,000 shares, so that the first sentence of Section 2 of the Plan be amended to read in its entirety as follows:

          "Except as otherwise permitted pursuant to paragraph 6 hereof, the total number of shares of the Company's Common Stock, par value $.10 per share, which may be issued under The Non-Qualified Plan shall not exceed 3,350,000 (after giving effect to stock split previously authorized by the Board of Directors), and may be authorized and unissued shares, or issued and reacquired shares, as the Board of Directors may from time to time determine."

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present or represented by proxy and entitled to vote at the Annual Meeting is required for the adoption of the proposed amendment to the Non-Qualified Plan. Shares of Common Stock held by stockholders present in person at the Annual Meeting that are not voted for approval of the amendment to the Non-Qualified Plan or shares held by stockholders represented at the Annual Meeting by proxy from which authority to vote for the amendment to the Non-Qualified Plan has been properly withheld (including broker non-votes) will not be counted toward the majority required for approval.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL THEREOF.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP ("KPMG") has been selected as the Company's independent auditors for fiscal 1998. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he so desires and to be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

     All stockholder proposals which are intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received by the Company no later than June 10, 1998 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                     OTHER MATTERS COMING BEFORE THE MEETING

     As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented to the meeting other than the matters set forth in the attached Notice of Annual Meeting. If any other matter properly comes before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

                                             By Order of the Board of Directors
                                             Paul Jacobs,
                                             Secretary

October 8, 1997

                                                                          PROXY

                                ZYGO CORPORATION

                ANNUAL MEETING OF STOCKHOLDERS, NOVEMBER 13, 1997

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Mr. Mark J. Bonney and Mr. Gary K. Willis as Proxies, and each of them acting singly, with power of substitution to each, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of Zygo Corporation held of record by the undersigned on September 22, 1997, at the annual meeting of stockholders to be held on November 13, 1997, at 10:00 a.m., or any adjournments thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS NO. 1 AND NO. 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Please mark, sign, date, and return this proxy card promptly using the enclosed envelope.

[ ] I PLAN TO ATTEND THE MEETING AT THE HOTEL INTER CONTINENTAL NEW YORK, 111 E. 48TH ST., NEW YORK CITY, NEW YORK ON NOVEMBER 13, 1997.

             (Continued and to be dated and signed on reverse side)

       PROPOSAL NO. 1. Election of Directors: The nine nominees are Michael R. Corboy, Paul F. Forman, Seymour E. Liebman, Robert G. McKelvey, Paul W. Murrill, John R. Rockwell, Robert B. Taylor, Gary K. Willis and Carl A. Zanoni.

For all listed     Withhold authority            For all listed Nominees, except
Nominees           for all listed Nominees       withhold for the following
                                                 Nominees (write name(s)
    [ ]                    [ ]                   below)

                                                 -------------------------------

     PROPOSAL NO. 2. Proposal to increase the number of shares available for grant under the Company's Amended and Restated Non-Qualified Stock Option
     Plan:

          [ ]  For           [ ]  Against           [ ]  Abstain

                                             Please sign exactly as name appears
                                             hereon. All joint owners should
                                             sign. When signing as attorney,
                                             executor, administrator, trustee,
                                             guardian or custodian for a minor,
                                             please give full title as such. If
                                             a corporation, please sign full
                                             corporate name and indicate the
                                             signer's office. If a partnership,
                                             please sign in partnership name by
                                             authorized person.

                                             Date: _______________________, 1997


                                             ___________________________________
                                                          Signature

                                             ___________________________________
                                                  Signature if held jointly

                                             PLEASE MARK YOUR CHOICE LIKE
                                             THIS [X] IN BLUE OR BLACK INK.